Exhibit 10.9

Voting Proxy Agreement

This Voting Proxy Agreement (this “Agreement”) is entered into by and between the parties as of October 21, 2019 in Beijing, People’s Republic of China (“PRC”, for the purpose of this Agreement, PRC shall not include Hong Kong, Macau and Taiwan):

Party A: Beijing Burning Rock Biotechnology Co., Ltd.

Registered Address: 2002, 17/F, Building 18, Yard 39, East 3rd Ring Middle Road, Chaoyang District, Beijing

Party B: Burning Rock Biotech Limited

Registered Address: P.O.Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands

The above parties shall be respectively referred to as a “Party” and collectively referred to as the “Parties”.

Whereas:

1.	Party B indirectly holds 100% of the equity interests in Party A.

2.

Party A has entered into an Exclusive Business Cooperation Agreement (独家业务合作协议), an Exclusive Call Option Agreement (独家购买权协议), a Share Pledge Agreement (股权质押协议) and a Proxy Agreement (授权委托协议) (the “Proxy Agreement”), respectively, with Burning Rock (Beijing) Biotechnology Co., Ltd. (“Burning Rock”) and its shareholders (if applicable) on October 21, 2019. Pursuant to the Proxy Agreement, the shareholders of Burning Rock irrevocably appoint Party A or the entity or person designated by Party A as the attorney-in-fact to exercise their shareholders’ rights at Burning Rock to the extent permitted by the applicable laws.

Now therefore, the Parties agree as follows:

1.

The Parties acknowledge and agree that Party A irrevocably and unconditionally commits to execute its rights under the Proxy Agreement in accordance with the instructions from Party B from time to time.

2.

This Agreement is executed by the Parties’ themselves or by their legal representatives or authorized representatives as of the date first written above and shall become effective as of the same date. Unless clearly provided under this Agreement or Party B decides to terminate this Agreement in writing, this Agreement shall remain effective during the term when Party B hold, directly or indirectly, any equity interests in Party A. Notwithstanding the foregoing, Party B shall have the right to terminate this Agreement at any time by notifying Party A thirty (30) days in advance in writing.

3.

Any amendment and supplements of this Agreement shall be agreed upon by the Parties in writing. Any amendment agreement and supplementary agreement that are duly executed by the Parties shall constitute an integral part of this Agreement and shall be of the same legal effect as this Agreement.

4.

In the event that any provision of this Agreement is found to be invalid or unenforceable due to inconsistency with relevant law, such provision shall be deemed invalid only within the scope of the jurisdiction of relevant law, and the legal effect of the remaining provisions of this Agreement shall not be compromised.

5.

Any notice or other communication required to be given pursuant to this Agreement shall be written in English and be delivered personally or sent by mail or by fax to the address of other Party set forth below or other address designated by such other Party from time to time. The date on which such notice shall be deemed to have been effectively given shall be determined as follow: (a) any notice given by personal delivery shall be deemed effectively given on the date of delivery; (b) any notice given by mail shall be deemed effectively given on the tenth (10th) day following the date (as evidenced by postmark) when the registered air mail whose postage is prepaid is sent, or be deemed effectively given on the fourth (4th) day following the date when such mail is delivered to an internationally recognized mail service institute; and (c) any notice given by fax shall be deemed effectively given at the time as evidenced by the time of receipt shown on the confirmation of transmission of relevant documents.

Party A: Beijing Burning Rock Biotechnology Co., Ltd.

Address: 2002, 17/F, Building 18, Yard 39, East 3rd Ring Middle Road, Chaoyang District, Beijing

Attention: Han Yusheng

Phone: ***

Party B: Burning Rock Biotech Limited

Address: 601, 6/F, Building 3, Standard Industrial Unit 2, No. 7, Luoxuan 4th Road, International Bio Island, Guangzhou

Attention: Han Yusheng

Phone: ***

6.

The Parties acknowledge and confirm that any oral or written information exchanged in connection with this Agreement are regarded as confidential information. Each Party shall maintain confidentiality of all such confidential information, and without obtaining the written consent of the other Party, it shall not disclose any relevant confidential information to any third parties, except for the information that: (a) is or will be in public domain (other than through the receiving party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or rules of any stock exchange; or (c) is required to be disclosed by any party to its legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this article. Disclosure of any confidential information by the staff members or agencies hired by any party shall be deemed disclosure of such confidential information by such party, which party shall be held liable for breach of this Agreement. This article shall survive the invalidation, amendment, termination or unenforceability of this Agreement for any reason.

7.

The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of dispute hereunder shall be governed by the PRC laws. In the event of any dispute with respect to the construction and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute, any Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration, in accordance with its arbitration rules then in effect. The arbitration shall be conducted in Beijing, and the language used in arbitration shall be Chinese. The arbitration award shall be final and binding on all Parties.

8.

This Agreement, upon becoming effective, shall constitute the entire agreement reached by and between the Parties hereto with respect to the subject matter hereof, and shall supersede all prior oral and written agreement and consensus reached with respect to the subject matter of this Agreement.

9.	This Agreement is written in two copies. Each Party shall hold one copy respectively. Each copy of this Agreement shall have equal legal effect.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

Party A: Beijing Burning Rock Biotechnology Co., Ltd. (Seal)

By:	/s/ Han Yusheng
Name:	Han Yusheng
Title:	Legal Representative

Party B: Burning Rock Biotech Limited

By:	/s/ Han Yusheng
Name:	Han Yusheng
Title:	Director

Signature Page of the Voting Proxy Agreement